Exhibit 99.1

Press Release

Hallador Energy Company Regains Compliance with Nasdaq Listing Requirements

Terre Haute, Indiana – December 21, 2020 – Hallador Energy Company (Nasdaq:  HNRG) (the “Company") today announced that it received a notification letter from The Nasdaq Stock Market LLC ("Nasdaq") on December 17, 2020, confirming that the Company has regained compliance with Nasdaq's minimum bid price requirement under Listing Rule 5550(a)(2).  The Company regained compliance with the Nasdaq’s requirement when the closing bid price for the Company’s common stock was at or above $1.00 for ten consecutive business days.  Accordingly, Nasdaq considers this matter closed.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:  Investor Relations

Phone:  (303) 839-5504

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